                                                                     EXHIBIT 12

                    SOURCE ONE MORTGAGE SERVICES CORPORATION
 COMPUTATION OF THE RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                     STOCK
                             DIVIDEND REQUIREMENTS
                          (in thousands except ratios)


                                 Six Months
                                    Ended
                                  June 30,                          Year Ended December 31,
                                 ----------      ------------------------------------------------------------

                                    1995           1994         1993         1992         1991         1990
                                  --------       --------     --------     --------     --------     --------
FIXED CHARGES:

  Interest expense                $ 11,811       $ 58,890     $ 91,142     $ 74,845     $ 49,939     $ 66,446

  Amortization expense                 486          1,064          323          288          272          278

  Interest factor for rents          2,447          6,033        5,255        3,818        2,768        2,742

  Pre-tax Preferred Stock
   dividend requirements             6,648         10,218           --           --           --           --
                                  --------       --------     --------     --------     --------     --------

     Total fixed charges          $ 21,392       $ 76,205     $ 96,720     $ 78,951     $ 52,979     $ 69,466
                                  ========       ========     ========     ========     ========     ========


EARNINGS:

  Pretax income                   $ 31,878       $  5,278     $ 62,177     $ 17,325     $ 41,933     $ 26,765
  Total fixed charges               21,392         76,205       96,720       78,951       52,979       69,466
                                  --------       --------     --------     --------     --------     --------

     Total earnings               $ 53,270       $ 81,483     $158,897     $ 96,276     $ 94,912     $ 96,231
                                  ========       ========     ========     ========     ========     ========


RATIO OF EARNINGS TO
 FIXED CHARGES                        2.49           1.07         1.64         1.22         1.79         1.39
                                  ========      =========     ========     ========     ========     ========
